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                                                                     EXHIBIT 99a


FOR IMMEDIATE RELEASE                       CONTACT:  Donald R. Sheley, Jr.
                                                      The Standard Products Co.
                                                      (313) 791-2336
                                                             or
                                                      Patrick Gallagher
                                                      Edward Howard & Co.
                                                      (216) 781-2400


STANDARD PRODUCTS REPORTS FISCAL 2000 FIRST QUARTER RESULTS
-----------------------------------------------------------

DEARBORN, Michigan, October 19, 1999 - The Standard Products Co. (NYSE:SPD) today announced results for its fiscal 2000 first quarter, ended September 30, 1999. The Company generated net income of $5.8 million, or $0.35 diluted earnings per share of common stock, prior to recording a charge related to the previously announced reorganization of its European network of manufacturing facilities. After including a pre-tax charge of $23.5 million, or $0.95 diluted earnings per share, the Company incurred a net loss for the quarter of $9.6 million, or $0.60 diluted earnings per share, on sales of $264.4 million. This compares with net income of $0.4 million, or $0.03 diluted earnings per share, on sales of $231.8 million in the first quarter a year ago.

         First quarter sales for the Company's Engineered Rubber Products segment totaled $180.1 million, a 17.9 percent increase from fiscal 1999 first quarter sales of $152.7 million. In North America, volumes were particularly strong on General Motors' truck platforms and Ford's Windstar and Crown Victoria, while in Europe both Jaguar and Rover volumes were up over last year. The Engineered Plastics Products segment had first quarter sales of $48.1 million, a 4.8 percent increase from the same period in fiscal 1999. This increase was due to the acquisition of OEM/Miller in August 1998, as well as increased volumes in the automotive industry.

                                     (more)


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                                                                               2


         First quarter sales in the Company's Tread Rubber segment were up 15.1 percent over the prior year, from $38.1 million to $43.9 million. This increase was driven primarily by increased precure product sales across all customer groups.

          "Sales volumes were at near-record levels for any first quarter in the Company's history. Excluding the nonrecurring charge, these volumes, coupled with our ongoing Low Cost Producer initiatives, also enabled us to realize near-record first quarter results," said Ronald L. Roudebush, vice chairman and chief executive officer. "Each of our business segments participated in the strong volumes and improved results," he added. Mr. Roudebush also stated that the proposed merger with Cooper Tire & Rubber Company is proceeding toward a scheduled closing on October 27, 1999.

         Certain statements in this press release, especially those concerning the Company's future earnings, constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. The achievement of the projections and estimates set forth is subject to certain general risks and uncertainties, including economic and industry conditions that affect all international businesses and the various factors contained in the reports filed by the Company with the Securities and Exchange Commission.

         Standard Products produces highly engineered polymer-based products and systems on a global basis for the automotive, appliance and construction industries. More information may be found on the Internet at
http://www.standardproducts.com.
--------------------------------
                                 (table follows)



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                          THE STANDARD PRODUCTS COMPANY
             Consolidated Earnings Summary (Unaudited) (000 omitted)


                                                                              THREE MONTHS
                                                                              ------------
PERIODS ENDED SEPTEMBER 30,                                         1999                       1998
---------------------------                                         ----                       ----

Net sales                                                       $     264,399             $     231,815

Costs and expenses:

     Cost of goods sold                                               230,167                   209,428

     Selling, general and
       administrative expenses                                         22,749                    18,173

     Nonrecurring charge                                               23,512                        -

     Interest expense                                                   3,562                     2,973

     Other (income) expense, net                                          194                       563
                                                                -------------             -------------

Income before taxes on income                                   $     (15,785)            $         678

Provision for taxes on income                                          (6,138)                      244
                                                                -------------             -------------

     Net income                                                 $      (9,647)            $         434
                                                                =============             =============


Per common share:
     Basic                                                      $       (0.60)            $        0.03
                                                                =============             =============
     Diluted                                                    $       (0.60)            $        0.03
                                                                =============             =============

     Dividends                                                  $        0.18             $        0.17
                                                                =============             =============

Average shares outstanding:
     Basic                                                             16,065                    16,698
                                                                =============             =============
     Diluted                                                           16,240                    16,747
                                                                =============             =============